Exhibit 23.1

C/F/R

CROSS, FERNANDEZ & RILEY, LLP
Accountants & Consultants

Consent of Independent Registered Public Accounting Firm

Gen2Media, Inc. Orlando, Florida

We hereby consent to the use in the Prospectus of this Registration Statement of our report dated November 9, 2007, relating to the consolidated financial statements of Gen2Media, Inc., which is contained in that SB-2 filing.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Cross, Fernandez & Riley, LLP

Cross, Fernandez & Riley, LLP
Orlando, Florida

December 7, 2007

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801-3421 • 407.841-6930
2907 W. Bay to Bay Blvd., Suite 360 • Tampa, FL 33629 • 813-414-0121
Fax: 407-841-6347 • www.cfrcpa.com